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                                                                    Exhibit 99.1


January 17, 2005


Mr. John C. Petrillo
84-1 Meeker Road
Bernardsville, NJ 07924

Dear John:

I'm pleased to inform you that the Easylink Board of Directors has approved your nomination to become a Director of EasyLink effective January 14, 2005.

In accordance with EasyLink's Director's Compensation Plan, enclosed is a check in the amount of $10,000 in payment of the annual retainer fee. In addition, the Board has approved the granting of 20,000 stock options, priced at $1.33, the closing price on January 14, 2005. These options vest over 4 years with 25% vesting after one year and then 1/12th (8.33%) quarterly thereafter. Furthermore, the Board has approved the immediate vesting of a certain portion of your director stock options if a change in control occurs and you do not continue to serve as a director of the surviving corporation or its parent entity. The portion that would immediately vest would be equal to that portion that would have vested in that vesting year, (25%) had the company not been acquired.

I'd like to thank you again for your interest in EasyLink and willingness to help and I'm looking forward to working with you in the future.


Sincerely,


s/ Thomas Murawski
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Thomas F. Murawski
President & Chief Executive Officer

TFM:dgk
Enclosure